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MD Technologies Acquires Premier Medical Consultants, Inc.

Florida-based Company Enhances Medtopia RCM Business

BATON ROUGE, La. (Feb. 20, 2005) -- MD Technologies Inc. (OTCBB: "MDTO.OB"), a leading healthcare technology and solutions provider, announces the acquisition of Premier Medical Consultants, Inc. of Largo, Fla. Premier Medical Consultants will retain its name, management, staff and operation, but becomes a wholly-owned subsidiary of MD Technologies Inc. Premier Medical Consultants' founder, Jon Trezona, joins the MD Technologies management team as vice president of development.

Premier Medical Consultants, Inc. provides comprehensive billing and consulting services for physician practices and other healthcare entities. Premier currently services over 100 physicians in two states. The addition of the company's systems and Trezona's development expertise will help Medtopia users navigate the new complexities of healthcare finance. When compared to the cost of internal operations, many find that outsourcing selected services not only saves money, but also performs better because of their functional focus.

"This is the second company we've acquired in three months to grow our company and increase our service offerings," said Jose S. Canseco, vice president of mergers and acquisitions.  "We're demonstrating to our shareholders that we're on an aggressive growth plan that will help place us as one of the top companies in our market."

In July 2005, MD Technologies sold $5 million of convertible debentures to finance acquisitions like Premier Medical Consultants, Inc. and Medical Group Services, Inc. of Tampa, which MDTO purchased in Nov. 2005.

"Today's financial managers share an intensifying list of challenges: tighter cash flow, decreasing reimbursements, aging technology, costly labor, tougher compliance demands, and the ever present bad debt," explained Trezona. "Joining the MD Technologies team will allow us to serve clients better and focus on developing better tools to enhance their outsourcing strategy."

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MD Technologies acquisition announcement

As vice president of development, Trezona will focus on the promotion of the company's combined products and services in addition to the development of strategic relationships with customers and business partners.. He has nearly 30 years experience in various leadership positions within the healthcare field, serving as CEO at five hospitals, serving as chief operating officer of two facilities, and receiving his certification as a Healthcare Billing and Management Executive from the Healthcare Billing and Management Association.

"As we acquire additional companies with billing expertise, we can use this knowledge in our software development to better facilitate practice management for our clients," said William D. Davis, chairman. "Whether it's a small-physician practice or a major clinic group with dozens of doctors, all of our clients want to focus on taking care of their patients and leave the medical management side of their practices to Medtopia."

About MD Technologies, Inc.

MD Technologies Inc. (www.medtopia.com), headquartered in Baton Rouge, La., is a leading provider of healthcare technology solutions and revenue cycle management services to physician practices. The company delivers products and services to a diverse client base of over 500 hundred physicians in 11 states throughout the nation. MD Technologies' key product line is Medtopia Healthcare Information Systems, a suite of Internet-based business applications and services designed for the healthcare industry. The Medtopia suite includes Medtopia Manager, a practice management system for physician's practices, Medtopia EMR, an electronic medical record product, and Medtopia DMS, the company's electronic document management system.

About Premier Medical Consultants, Inc.

Premier Medical Consultants, Inc. (www.premiermedical.com) was founded in 1997 by Mr. Jon Trezona for the express purpose of providing comprehensive consulting services and assistance to practitioners within the healthcare industry.

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This news release may contain statements that may be considered "forward-looking statements" under the federal securities laws, including statements concerning the Company's financial stability, its expectations of continued growth and profitability, and it plans for future growth. Forward-looking statements by their nature involve substantial uncertainty and there can be no assurance that actual results or events will not differ materially from those in the forward-looking statements.